Amendment to Advisory Board Agreement

1.	This Amendment (the “Amendment”) is made by and between Lans Holdings, Inc. a Nevada corporation (the “Company”) and Dave Christensen of Enterprise Technology Consulting, Inc. (the “Advisor”) parties to the agreement ADVISORY BOARD AGREEMENT dated September 17, 2015 (the “Agreement”). The effective date of this Amendment is January 1, 2016.

2.	The Agreement is amended as follows:

a.	Whereas Exhibit A provides the detail to the compensation for the Advisor and the change of business requirements of the Company presents the need for increased commitment of services in the areas of strategic planning and implementation of operational policies of the Company beyond scope of the original Agreement.

b.	The Advisor acknowledges that the Company has met the compensation obligations of the original Agreement.

c.	The Company proposes the Amendment to the Exhibit A compensation to be defined as follows:

d.	The Company will compensate Advisor Eight Thousand ($8,000.00) USD per month for advisory services for the remainder of the Term of the existing agreement, of which is September, 17, 2016.

3.	Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this amendment and the Agreement or any earlier amendment, the terms of this amendment will prevail.
Signature: /s/ Trevor Allen Name: Trevor Allen Of Lans Holdings Inc. Address: 800 BRICKELL AVE STE 900 MIAMI FL 33131	Signature: /s/ David Christensen Name: David Christensen Of Enterprise Technology Consulting, Inc. Address: 6841 W. Dale Lane Peoria, AZ 85383